UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 21, 2012

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 21, 2012, DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), amended its unsecured line of credit to, among other things, increase the total commitment, extend the maturity date and reduce the rate at which borrowings will bear interest.

The amendment (the “Second Amendment”), dated March 21, 2012, amends the Credit Agreement, dated May 6, 2010, as amended (the “Credit Agreement”), by and among DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Borrower”), the operating partnership of the Company, all of the Borrower’s subsidiaries that currently guaranty the obligations under the Company’s Indenture governing the terms of its 8  1/2% senior notes due 2017, including the subsidiaries that own the ACC2, ACC3, ACC4, ACC5, ACC6, CH1, NJ1, VA3 and VA4 data centers, but excluding the Company’s taxable REIT subsidiary, DF Technical Services, LLC and the subsidiaries that own the Company’s SC1 data center facility and the SC2, ACC7 and ACC8 parcels of land, the Company, KeyBank National Association, as administrative agent and a lender, and the other lending institutions that are parties thereto.

The Second Amendment, among other things, increases the total commitment under the Credit Agreement to $225 million, extends the maturity date to March 21, 2016, with a one-year extension option, subject to the payment of an extension fee equal to 25 basis points on the total commitment in effect on such initial maturity date and certain other customary conditions, and reduces the rate at which borrowings under the Credit Agreement will bear interest. Specifically, the Second Amendment provides that borrowings under the Credit Agreement will bear interest, at the Borrower’s election, at (a) LIBOR plus a margin ranging from 185 basis points to 250 basis points (in lieu of a range from 325 basis points to 425 basis points), or (b) a base rate plus a margin ranging from 85 basis points to 150 basis points (in lieu of a range from 125 basis points to 225 basis points), in each case, with the actual margin determined according to the ratio of the Borrower’s total indebtedness to gross asset value in effect from time to time. The Second Amendment also provides that, in the event that the Borrower’s long-term senior unsecured non-credit enhanced debt receives an investment grade credit rating (an “Investment Grade Rating”), borrowings under the Credit Agreement will bear interest, at the Borrower’s election, at (a) LIBOR plus a margin ranging from 105 basis points to 210 basis points, or (b) a base rate plus a margin ranging from 5 basis points to 110 basis points, in each case, with the actual margin determined according to such credit rating then in effect.

The Second Amendment also increases the amount of the borrowings under the Credit Agreement that may be used for letters of credit to $35 million. In addition, the Second Amendment increases the amount by which the Borrower may increase the total commitment under the Credit Agreement to $400 million, to the extent that any one or more lenders commit to being a lender for the additional amount and certain other customary conditions are met (including a fee payable to the lenders to be determined at the time of the increase).

In addition, the Second Amendment provides for the release of certain subsidiaries of the Borrower from their guaranty of the obligations of the Borrower under the Credit Agreement for so long as the Borrower has an Investment Grade Rating.

Except as amended by the Second Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing does not purport to be a complete description of the terms of the Second Amendment and such description is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

From time to time, the Company has had customary commercial and/or investment banking relationships with Bank of America, N.A., Barclays Bank PLC, Jefferies Group, Inc., KeyBank National Association, Raymond James Bank, FSB, RBS Citizens, N.A., Royal Bank of Canada, and Stifel Bank & Trust, and/or certain of their affiliates, all of which are lenders under the Credit Agreement.

* * *

The Company also issued a press release on March 26, 2012 announcing that the Borrower had entered into the Second Amendment, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amendment to Credit Agreement, dated as of March 21, 2012, by and among DuPont Fabros Technology, L.P., as Borrower, DuPont Fabros Technology, Inc., as a guarantor, and the subsidiaries of Borrower that are parties thereto, as Subsidiary Guarantors, KeyBank National Association as Agent and a Lender, and the other lending institutions that are parties thereto, as Lenders.

99.1	Press Release dated March 26, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

March 26, 2012	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Second Amendment to Credit Agreement, dated as of March 21, 2012, by and among DuPont Fabros Technology, L.P., as Borrower, DuPont Fabros Technology, Inc., as a guarantor, and the subsidiaries of Borrower that are parties thereto, as Subsidiary Guarantors, KeyBank National Association as Agent and a Lender, and the other lending institutions that are parties thereto, as Lenders.

99.1	Press Release dated March 26, 2012